AMERICAN REALTY CAPITAL DAILY NET ASSET VALUE TRUST, INC. QUARTERLY PRICING SUPPLEMENT, DATED APRIL 1, 2014, TO THE PROSPECTUS, DATED MAY 2, 2013 Quarterly Pricing Supplement (unaudited)

On April 1, 2014, our net asset value (“NAV”) per institutional share is $9.943 and our NAV per retail share is $10.127.

The following sets forth the calculation of NAV for each of the institutional shares and retail shares:

Net Asset Value as of January 2, 2014:	$20,952,377.80

Net Assets as of April 1, 2014:
Real Estate Properties, at Fair Value	$34,739,999.98
Non-Real Estate Assets (1)
Cash and Cash Equivalents	1,139,016.62
Subscriptions Receivable	40,017.31
Prepaid Organizational and Other Costs	5,604,134.45
Total Net Assets	41,523,168.36
Liabilities
Financing	16,436,833.58
Deferred Revenue	125,844.64
Redemptions Payable	25,187.15
Other Liabilities (1)	2,944,132.06
Total liabilities	19,531,997.43
Net Asset Value	$21,991,170.93
_________________________

(1)     As described in “Valuation Policies” in our Prospectus, the Company estimates operating income and certain expenses and adds, or deducts, the daily accrual of such estimated expenses in determining NAV. Any operating income or such expense items that exceed the amount of such estimates will be adjusted monthly on a going forward basis.

The Real Estate Properties have initially been valued at cost.  After such initial valuations, the value of the Real Estate Properties will be determined taking into consideration the valuations performed by Duff & Phelps, LLC, an independent valuation firm retained by us, which will be performed on each property at least one calender quarter after its acquisition.

Quarterly Adjustment and Calculation of NAV

Institutional Shares
NAV
Net Asset Value for Institutional shares as of January 2, 2014:	$10,223,906.38 ($9.943)
Share Purchases and Redemptions for the quarter ended April 1, 2014:
Share Purchases	929,097.23
Share Redemptions	(55,215.01)
Activity for the quarter ended April 1, 2014: (2)
Accrual of Portfolio Revenue	306,590.08
Accrual of Asset Management Fee	-
Accrual of Other Expenses (3)	(337,420.83)
Accrual of Organizational and Offering Expenses	(12,790.69)
Change in NAV due to Gains (Losses) (Realized and Unrealized) on Assets and Liabilities subsequent to January 2, 2014	43,518.24
Ending NAV on April 1, 2014 (per institutional share)	$11,097,685.40 ($9.943)

Retail Shares
NAV
Net Asset Value for Retail shares as of January 2, 2014:	$10,728,471.42 ($10.108)
Share Purchases and Redemptions for the quarter ended April 1, 2014:
Share Purchases	307,817.85
Share Redemptions	(162,791.63)
Activity for the quarter ended April 1, 2014: (2)
Accrual of Portfolio Revenue	315,416.18
Accrual of Asset Management Fee	-
Accrual of Other Expenses (3)	(323,671.43)
Accrual of Organizational and Offering Expenses	(14,473.12)
Change in NAV due to Gains (Losses) (Realized and Unrealized) on Assets and Liabilities subsequent to January 2, 2014	42,716.26
Ending NAV on April 1, 2014 (per retail share)	$10,893,485.53 ($10.127)

(2)    The beginning NAV and the quarterly activity have been allocated between the institutional shares and the retail shares in proportion to the NAV of the institutional shares and the retail shares on the corresponding NAV date.

(3)     Other Expenses, consist of all of our operating and administrative expenses, other than asset management fees and organizational and offering expenses.

www.arcdailynav.com - 1.866.532.4743

Below is the NAV per share for each of the institutional shares and the retail shares for each day subsequent to our last pricing supplement.

Date	NAV per institutional share	NAV per retail share
January 3, 2014	$ 9.943	$ 10.108
January 6, 2014	$ 9.943	$ 10.109
January 7, 2014	$ 9.943	$ 10.109
January 8, 2014	$ 9.943	$ 10.109
January 9, 2014	$ 9.943	$ 10.109
January 10, 2014	$ 9.943	$ 10.110
January 13, 2014	$ 9.943	$ 10.110
January 14, 2014	$ 9.943	$ 10.110
January 15, 2014	$ 9.943	$ 10.111
January 16, 2014	$ 9.943	$ 10.111
January 17, 2014	$ 9.943	$ 10.111
January 21, 2014	$ 9.943	$ 10.112
January 22, 2014	$ 9.943	$ 10.112
January 23, 2014	$ 9.943	$ 10.112
January 24, 2014	$ 9.943	$ 10.113
January 27, 2014	$ 9.943	$ 10.113
January 28, 2014	$ 9.943	$ 10.114
January 29, 2014	$ 9.943	$ 10.114
January 30, 2014	$ 9.943	$ 10.114
January 31, 2014	$ 9.943	$ 10.114
February 3, 2014	$ 9.943	$ 10.116
February 4, 2014	$ 9.943	$ 10.116
February 5, 2014	$ 9.943	$ 10.116
February 6, 2014	$ 9.943	$ 10.116
February 7, 2014	$ 9.943	$ 10.116
February 10, 2014	$ 9.943	$ 10.117
February 11, 2014	$ 9.943	$ 10.117
February 12, 2014	$ 9.943	$ 10.117
February 13, 2014	$ 9.943	$ 10.118
February 14, 2014	$ 9.943	$ 10.118
February 18, 2014	$ 9.943	$ 10.119
February 19, 2014	$ 9.943	$ 10.119
February 20, 2014	$ 9.943	$ 10.119
February 21, 2014	$ 9.943	$ 10.119
February 24, 2014	$ 9.943	$ 10.119
February 25, 2014	$ 9.943	$ 10.120
February 26, 2014	$ 9.943	$ 10.120
February 27, 2014	$ 9.943	$ 10.120
February 28, 2014	$ 9.943	$ 10.120
March 3, 2014	$ 9.943	$ 10.121
March 4, 2014	$ 9.943	$ 10.121
March 5, 2014	$ 9.943	$ 10.121
March 6, 2014	$ 9.943	$ 10.121
March 7, 2014	$ 9.943	$ 10.121
March 10, 2014	$ 9.943	$ 10.122
March 11, 2014	$ 9.943	$ 10.122
March 12, 2014	$ 9.943	$ 10.122
March 13, 2014	$ 9.943	$ 10.123
March 14, 2014	$ 9.943	$ 10.123
March 17, 2014	$ 9.943	$ 10.124
March 18, 2014	$ 9.943	$ 10.124
March 19, 2014	$ 9.943	$ 10.124
March 20, 2014	$ 9.943	$ 10.124
March 21, 2014	$ 9.943	$ 10.124
March 24, 2014	$ 9.943	$ 10.125
March 25, 2014	$ 9.943	$ 10.125
March 26, 2014	$ 9.943	$ 10.125
March 27, 2014	$ 9.943	$ 10.126
March 28, 2014	$ 9.943	$ 10.126
March 31, 2014	$ 9.943	$ 10.127
April 1, 2014	$ 9.943	$ 10.127

www.arcdailynav.com - 1.866.532.4743